UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 26, 2007

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

The Registrant has been notified that in the previously disclosed case filed in June 2006 in Massachusetts Superior Court by a former employee, Stephen Landry, the Court has granted Sycamore’s motion to dismiss the complaint in its entirety and awarded statutory costs to Sycamore. This judgment may be appealed for a period of up to thirty days from the date of entry of the judgment.

The complaint had alleged wrongful termination of an employment agreement and that certain actions and statements of the Registrant constituted fraud and deception which induced the former employee to enter into a letter agreement and general release in October of 2000. This letter agreement addressed his separation from the Registrant, and provided for, among other things, the continued vesting of previously issued stock option grants. The complaint further alleged that the former employee was induced to not exercise his options as a result of alleged false and misleading statements, alleged wrongful termination and retaliation and alleged claims relating to certain of the Registrant’s historical stock option grant practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ Richard J. Gaynor
Richard J. Gaynor Chief Financial Officer Vice President, Finance and Administration, Secretary and Treasurer (Duly Authorized Officer and Principal Financial and Accounting Officer)

Dated: January 31, 2007